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CIMPRESS PLC
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Cimpress plc intends to use the following information in connection with discussions with shareholders to solicit support for proposals outlined in the definitive proxy statement for Cimpress’ Annual General Meeting of Shareholders on November 16, 2022, which was filed with the Securities and Exchange Commission on October 5, 2022 (the "Proxy Statement").

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In Proposal 4 described in the Proxy Statement, we are asking our shareholders to amend our 2020 Equity Incentive Plan (the "2020 Plan") to increase the number of ordinary shares issuable under the 2020 Plan by 2,000,000 shares. In the Proxy Statement, we asked investors to send their questions about the proposal and we have provided answers below. The investor questions are published as sent to us, minus any personally identifying information. For questions that were similar in nature, we selected a representative question or combined parts of questions to ensure that we provide a robust answer to all of the questions we received.

Questions about past equity grants

Q.    On page 19 it says that as of “August 31, 2022, the plan had 994,185 shares reserved for outstanding PSUs that are unlikely to pay out”.
a.Does that mean that out of the total 1.35m PSUs outstanding, the Compensation Committee expects that 397,674 (994,185 divided by 2.5 reserve rate) of those PSUs will never pay out?
b.If the above PSU calculation is correct, it would imply that we have about 1m PSUs (that will likely become at least 1 share), 1.8m RSUs, and 0.4K options outstanding (for a total of 3.2m equity award instruments). This would imply an option pool of about 12.5%, which is slightly above but still in line with the 10% we usually see in other businesses. Were we to add 2m additional shares, that would increase the pool to 20%, which seems quite high. Are we thinking about this the right way?

A.    The statement on page 19 of the Proxy Statement is specific to the 994,185 shares reserved in respect of the 397,674 outstanding PSUs under the 2020 Plan as of August 31, 2022. We stated that such PSUs are unlikely to pay out in shares at the highest multiple, or perhaps at all, and therefore the risk of dilution by the issuance of those shares is very low, while the shareholder value creation, net of dilution, if such PSUs do pay out would be very high. If none of those PSUs ever pays out, then the 994,185 shares reserved in respect of those PSUs would be returned to the 2020 Plan share pool. The soonest this would happen is in February 2029.

Separately, as noted on page 19 of the Proxy Statement, there were also 956,090 PSUs outstanding under the 2016 Performance Equity Plan (the "2016 Plan") as of August 31, 2022. Like the PSUs outstanding under the 2020 Plan, the PSUs outstanding under the 2016 Plan are unlikely to pay out in shares at the highest multiple, or perhaps at all, and therefore the risk of dilution by the issuance of those shares is also very low, while the shareholder value creation, net of dilution, if such PSUs do pay out would also be very high. If none of those PSUs ever pays out, then 956,090 shares would be transferred to the 2020 Plan. The soonest this would happen is in August 2026.

Q.    The burn rate in FY2022 and implied for FY2023 is higher than historical levels for perhaps obvious reasons. Can you provide some detail on the FY2023 to date grants? To what extent were they akin to the February 2022 grants that "topped off" existing PSU awards or to what extent do they represent changes to the makeup of the annual grants?

A.    Grants during the first quarter of FY2023 consisted of a combination of options and RSUs, and the overwhelming majority of those grants were made in connection with our FY2023 annual grant cycle. We granted option awards to purchase an aggregate of 423,781 shares to senior-level team members with an exercise price of $46.20 (the closing share price on the grant date) and 1,034,781 RSUs to a broad-based group of current team members (including senior-level team members) and to new hires who began their employment between June and August 2022. The awards generally vest over four years and, for this year, the option awards replaced what would have typically been issued as PSU awards in the past several years. None of these awards was granted to Robert Keane, our founder, chairman and CEO.

More shares were granted for the FY2023 annual grant cycle due to a combination of factors: the lower share price on the grant date relative to historical levels, the impact of increased hiring particularly within our Vista business, and increases to our long-term incentive ("LTI") grant guidelines based on market data. For context, the RSUs granted as part of our annual grant cycle in the prior year in August 2021 were converted from value to units at $93.59, RSUs granted in February 2022 for the supplemental grant were converted from value to units at $70.16 and RSUs granted as part of our annual cycle in August 2022 were converted from value to units at $46.20.

The supplemental February 2022 grants were issued in the form of RSUs to team members who held PSUs (excluding Robert Keane and the other members of our Board of Directors) with vesting over three years.

Questions about the proposal to amend our 2020 Equity Incentive Plan

Q.    Why is 2m new shares the right number? Why not more, why not less?

A.     As described in an earlier answer, if none of the 1,353,764 outstanding PSUs under either the 2016 Plan or the 2020 Plan as of August 31, 2022 ever pays out, then a total of 1,950,275 shares reserved for issuance in respect of such outstanding PSUs would eventually recycle into the 2020 Plan share pool (but no sooner than August 2026). While we cannot know today whether any outstanding PSUs will ever pay out, as mentioned earlier we believe the risk of dilution in respect of outstanding PSUs is very low. Because we currently have very few shares remaining in our 2020 Plan share pool, we are asking shareholders to approve an increase to the share pool in approximately the same amount (2,000,000 shares) as the number of shares that would eventually recycle into the 2020 Plan share pool if none of the outstanding PSUs under either the 2016 Plan or the 2020 Plan ever pays out (1,950,275). In this regard, the incremental dilution to shareholders stemming from the proposed increased to the share pool in the absence of any PSU payouts is negligible, but it would give us the ability to continue our practice of issuing equity awards to attract, retain and motivate team members.

Note that over 30% of our shares are represented by members of the board who are not members of management (including Robert Keane). Those shares are managed for the long term by people who are very focused on minimizing dilution while providing appropriate long-term incentives for management to produce long-term per-share value.

Q.    Over what period is it expected that these shares will be awarded? What kind of burn rate could we anticipate based on the proposal?

A.    This depends on multiple factors, but most notably our share price at the time of grant. We described our grant practices in more detail on page 21 of the Proxy Statement. We cannot forecast the duration of these shares given the share price at the time of grant is not within our control and is a critical input. As noted in response to a prior question, this number of shares is similar to those that will return to the share pool at future dates if prior PSU grants do not result in a share issuance. We believe this is an appropriate number of shares that provides a near-term constraint while also allowing us to attract and retain talent that is critical to execution against our strategy and, in turn, increase per-share value for shareholders. It's worth noting that the pace of hiring has slowed significantly from prior-year levels and, therefore, we expect the pace of grants for new hires to be dramatically lower.

Q.    How would the increase to the number of shares issuable be used?

A.The increase to the number of shares issuable would be used to issue equity awards to new and existing team members. Long-term incentives including equity are a critical part of the overall compensation package. It is used to attract, motivate and retain team members while aligning the interests of the team members with the long-term interests of our shareholders.

Questions about compensation philosophy for future long-term incentives

Q.    What thought has been given to how you might restructure performance equity incentives for the future?

Q.    Our understanding is that RSUs have been used as a short-term mechanism as a way to address many of the shortfalls in the PSU structure. However, RSUs are also the least rigorous option as time of service is often the most important criteria for securing the equity award. Has the Compensation Committee thought through what form (Options, RSUs, PSUs) these awards will take?

A.The answer to the two questions above will vary based upon the level of a team member. We do expect to continue to use RSUs primarily to attract and retain non-executive team members for the foreseeable future as we have found this instrument to be more in line with market practices for non-executive team members at companies with whom we compete for talent. We agree that RSUs are the least rigorous form of equity-based LTI vehicle in our plan. Given that their primary role is to attract and retain non-executive top talent and grants at these levels in the organization would drive less dilution than an equity vehicle for more senior executives, we believe this is an appropriate use of shares in smaller quantities.

For executive officers, and in particular Robert Keane, the compensation    committee believes that long-term incentives should be weighted toward performance-based vehicles that incentivize them to drive increased long-term per-share value and, therefore, also put such compensation at risk if performance conditions are not achieved. We expect Mr. Keane will receive PSUs as his only form of LTI through at least FY2023.

As was the case when we designed our PSU program, we will be focused on a design that appropriately balances the extent of reward with the delivery of increased per-share value. The design must also be retentive for top talent and account for, although not necessarily follow, market practices at companies with whom we compete for talent. We seek to continue to learn from our past successes and failures in this regard, and evolve our compensation design appropriately. Decisions have not been made about future programs beyond FY2023. If the compensation committee decides to evolve the design of CEO compensation, it will consult long-term shareholders in advance of meaningful changes as it has done in the past (most recently in 2016, when we introduced PSUs).

In businesses outside of Cimpress central teams and Vista, we've seen the benefits of our business-specific cash-based long-term incentive programs, which reward senior team members based on a proxy for returns on invested capital and incent behavior across all levers of value creation such as revenue growth, profitability expansion, drivers of free cash flow such as capital expenditures and working capital, and allocations of capital to acquisitions. For these programs we make annual grants that are measured over (and eligible for a payout after) four years. The compensation committee will take the design of this program into consideration as it thinks about executive officer compensation design for the future, particularly in our Vista business.

Other questions

Q.    Why did your compensation committee not meet in FY22?

A.The compensation committee conducted its business in an asynchronous way this past year, including the written resolutions to approve compensation for named executive officers. Cimpress' board of directors is relatively small - 3 of the 5 total board members make up this committee - and the entire board met regularly this past year to discuss and debate many topics in the normal course including company performance and incentives. There were no major changes to overall compensation philosophy this past year and the Compensation Committee believed it was able to fulfill its responsibilities and conduct all necessary business thoroughly via remote engagement and written resolution.

Q.    Glass Lewis recommends voting against your say on pay proposal because executives, especially Robert Keane, have received higher compensation than peers but shareholder returns are worse than peers. Why should we vote in favor of your say on pay proposal?

A.We disagree that Robert Keane has been paid more than CEOs at peer companies. The compensation reported in the proxy is based on grant values irrespective of performance conditions. We believe that, given the nature of his compensation, Mr. Keane has been paid significantly less than CEOs at peer companies. Robert Keane has received the vast majority of his compensation over the past 6 years in the form of PSUs (Robert Keane's annualized cash compensation has averaged less than $250,000 per year since mid 2019 when his salary in addition to LTI moved overwhelmingly to PSUs). As described in detail in the Proxy Statement and in this supplement, there is very low likelihood that those PSUs will pay out. Therefore, while the compensation values listed in our proxy filings since 2016 may be higher than some peers, the portion attributable to PSU awards is likely to result in $0 value to Robert Keane and would not dilute shareholders. This is as intended, and is highly linked to shareholder returns.